Exhibit 4.1

Article Fourth of the Certificate of Incorporation, as amended, and

Articles II and VI of the Amended and Restated By-Laws

Article Fourth of the Certificate of Incorporation, as amended

FOURTH: The Corporation shall have authority to issue the following classes of stock in the following amounts with the respective powers, preferences, rights, qualifications, limitations and restrictions set forth below.

(A) Statement of Authorized Stock. The Corporation shall have the authority to issue a total number of 6,000 shares of capital stock of the following classes in the following amounts:

(1) Common Stock - 5,000 shares, par value $.01 per share (the "Common Stock");

(2) Preferred Stock - 1,000 shares, par value $.01 per share (the "Preferred Stock").

(B) Statement of Rights and Preferences. The respective designations, powers, preferences, rights, qualifications, limitations and restrictions of the Corporation's capital stock shall be as follows:

(1) Common Stock. Subject to the rights of the holders of the Preferred Stock, the holders of the Common Stock shall be entitled to dividends when, as and if declared and paid to the holders of Common Stock, and upon liquidation, dissolution or winding up of the Corporation, to share ratably in the assets of the Corporation available for distribution to the holders of Common Stock. Except as otherwise provided by law or this Certificate of Incorporation, the holders of Common Stock shall have full voting rights and powers and each share of Common Stock shall be entitled to one vote.

(2) Preferred Stock.

SECTION 1. Dividends.

(a) Right to Receive Cash Dividends. The holders of Preferred Stock shall be entitled to receive out of any funds legally available therefor, when, as and if declared by the Corporation's Board of Directors, cumulative dividends at the rate of $100.00 per share, and no more, payable in cash on the last day of February in each year (unless such day is not a "business day" (a "business day" being any day which is not a legal holiday or other day on which banking institutions or any national securities exchanges are authorized by law or executive order to close), in which event on the next business day) (such date the "annual dividend payment date"), to holders of record as they appear on the register for the Preferred Stock on the February 1 immediately preceding the annual dividend payment date, all as set forth in this Section 1. The holders of Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends, as set forth in this Section 1.

(b) Cumulative Dividends; Preference. Dividends on each share of the Preferred Stock shall be cumulative (whether or not earned or declared) from the date such share is initially issued. If the full amount of the dividend, including all Accrued and Unpaid Dividends, payable with respect to any dividend period is not so paid, the cumulative amount of all Accrued and Unpaid Dividends shall be payable on the date the next annual dividend is paid in accordance with this Section 1. If full cumulative dividends are not paid upon the Preferred Stock, all dividends declared upon shares of the Preferred Stock shall be paid pro rata to the holders of the outstanding Preferred Stock. So long as any shares of Preferred Stock are outstanding, the Corporation shall not (i) declare, pay or set aside for payment any dividend or other distribution in respect of its Junior Distribution Stock, or call for redemption, redeem, purchase or otherwise acquire or permit any subsidiary of the Corporation to acquire for consideration any shares of Junior Distribution Stock unless full cumulative dividends for all past dividend periods shall have been declared and paid on the Preferred Stock or (ii) issue any Parity Stock or any capital stock of the Corporation which, as to payment of dividends or as to distribution of assets, ranks senior to the Preferred Stock or any security of the Corporation convertible into any of the foregoing. Accumulated dividends shall not bear interest.

SECTION 2. Optional Redemption. The shares of Preferred Stock may be redeemed at the option of the Corporation, out of funds legally available therefor, in whole or in part at any time at the Redemption Price; provided that (i) immediately prior to authorizing or making any such redemption with respect to the Preferred Stock, the Corporation by resolution of its Board of Directors shall, to the extent of any funds legally available therefor, declare a dividend on the Preferred Stock payable on the redemption date in an amount equal to any Accrued and Unpaid Dividends as of such date and (ii) if the Corporation does not have sufficient funds legally available to declare and pay all Accrued and Unpaid Dividends at the time of such redemption, an amount equal to any, remaining Accrued and Unpaid Dividends on such shares shall be added to the Redemption Price. Notice of an optional redemption shall be mailed by certified or registered mail not less than thirty (30) or more than sixty (60) days in advance of the date designated for such redemption (herein called the "redemption date") to the holders of record of the shares of Preferred Stock to be redeemed at their respective addresses as the same shall appear on the books of the Corporation. Except as otherwise required by applicable law, failure to give any such notice, or any defect therein, shall not affect the validity of such a redemption.

In case of any redemption pursuant to this Section 2 (or any other purchase or acquisition by the Corporation of shares of Preferred Stock) of a part only of the shares of Preferred Stock at the time outstanding, such redemption, purchase or other acquisition shall be made pro rata as nearly as practicable, according to the number of shares held by the respective holders, with adjustments to the extent practicable to equalize for any prior redemptions, provided that only full shares of Preferred Stock shall be selected for redemption.

SECTION 3. Surrender of Redeemed Share Certificates. On or after a redemption date, the holders of shares of Preferred Stock which have been called for redemption shall surrender their certificates representing such shares to the Corporation at its principal place of business or as otherwise notified, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. The right to receive dividends on such shares of Preferred Stock so called for redemption shall cease to accrue from and after a redemption date, unless there shall have been a default in payment of the Redemption Price, and all rights of the holders of such shares of Preferred Stock, excepting only the right to receive the Redemption Price without interest upon surrender of their certificate or certificates, shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

SECTION 4. Non-Surrender of Redeemed Share Certificates. If, on a redemption date, the funds necessary for the redemption required on such date shall have been irrevocably deposited pursuant to law for the pro rata benefit of the holders of the shares of Preferred Stock called for redemption on such redemption date, or have been paid, pursuant to a separate agreement between the Corporation and any such holder, directly to such holder without surrender of any certificates registered in such holder's name, then, notwithstanding that any certificates for shares of Preferred Stock so called for redemption shall not have been surrendered for cancellation, the shares of Preferred Stock represented thereby shall no longer be deemed to be outstanding, the right to receive dividends thereon shall cease to accrue from and after such redemption date and all rights of the holders of such shares of Preferred Stock so called for redemption shall forthwith, after such redemption date, cease and terminate, excepting only the right to receive, if not theretofore received pursuant to such separate agreement, the Redemption Price therefor but without interest. Any moneys so deposited by the Corporation and unclaimed at the end of six (6) years from the date fixed for such redemption shall be repaid to and utilized by the Corporation, after which repayment holders of the shares of Preferred Stock so called for redemption shall look only to the Corporation for payment thereof.

SECTION 5. Condition to Corporation’s Right to Redeem. The Corporation shall not redeem any shares of Preferred Stock unless and until full cumulative dividends on all outstanding shares of Preferred Stock, other than shares then to be called for redemption, shall have been declared by the Board of Directors and paid or irrevocably deposited pursuant to law for payment to the owners of the Preferred Stock for all past dividend periods and for the then current dividend period.

SECTION 6. Status of Shares Redeemed. Shares of Preferred Stock redeemed through optional redemptions or otherwise purchased or acquired by the Corporation shall be retired and may not be reissued as shares of Preferred Stock.

SECTION 7. Voting. The holders of the shares of the Preferred Stock shall not, except as otherwise required by law or as set forth herein, have any right or power to vote on any question or in any proceeding or to be represented at or to receive notice of any meeting of the Corporation's stockholders. On any matters on which the holders of the Preferred Stock shall be entitled to vote, they shall be entitled to one vote for each share held.

SECTION 8.  Liquidation. In the event of any complete or partial liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the shares of the Preferred Stock shall each be entitled to receive out of the assets of the Corporation out of funds legally available therefor, a sum equal to $1,000.00 plus an amount equal to Accrued and Unpaid Dividends on such shares to the date of such liquidation, dissolution or winding up, which preferential amount shall be paid in full before any distribution on any such liquidation, dissolution or winding up is paid upon or set apart for any class of Junior Distribution Stock. In the event of any involuntary or voluntary liquidation, dissolution or winding up of the affairs of the Corporation, the Corporation by resolution of its Board of Directors shall be required to, to the extent of any funds legally available therefor, declare a dividend on the Preferred Stock payable before any distribution is made to any holder of Common Stock or any other stock of the Corporation ranking junior to the Preferred Stock as to liquidation, dissolution or winding up, in an amount equal to any Accrued and Unpaid Dividends as of such date and if the Corporation does not have sufficient funds legally available to declare and pay all Accrued and Unpaid Dividends at the time of such liquidation, an amount equal to any remaining Accrued and Unpaid Dividends shall be added to the price to be received by the holders of the Preferred Stock for such Preferred Stock. If the assets of the Corporation shall be insufficient to permit the payment in full .of such preferential amounts in respect of the Preferred Stock and all other classes and series of Parity Stock, then said assets shall be distributed ratably among the holders of the shares of Preferred Stock and of such other classes and series of Parity Stock in proportion to the amounts which would be payable on such liquidation, dissolution or winding up if all such amounts were paid in full. The sale, conveyance, exchange, or transfer of all or substantially all of the assets and properties of the Corporation, except in partial or complete redemption of any class of Junior Distribution or Parity Stock, or the merger or consolidation of the Corporation into or with any other corporation shall not be deemed a liquidation, dissolution or winding up for the purposes hereof.

SECTION 9. Definitions. For the purposes hereof, the following terms shall have the following respective meanings:

“Accrued and Unpaid Dividends” shall mean a sum equal to full dividends on the Preferred Stock, as if the same had been declared and paid at the rate specified in Section 1(b) hereof for each dividend period for which no dividend was declared, from the date from which dividends are payable on the shares of Preferred Stock, accrued to the payment or conversion date, as the case may be, less the aggregate amount of all dividends theretofore paid thereon.

“Junior Distribution Stock” shall mean the Common Stock of the Corporation, any other stock over which the Preferred Stock has a preference as to payment of dividends or as to distribution of assets and any securities of whatever form which are convertible into or exchangeable for Junior Distribution Stock.

“Parity Stock” shall mean any stock of the Corporation ranking as to payment of dividends and as to distribution of assets on a parity with the Preferred Stock and any securities of whatever form which are convertible into or exchangeable for Parity Stock.

“Person” shall mean a corporation, an association, a partnership, an organization, a business, an individual, a government or political subdivision thereof or a governmental agency; and

“Redemption Price” shall mean $1,000.00 per share plus the amount, if any, required to be added to the Redemption Price pursuant to Sections 2 or 8 hereof.

Article II of the Amended and Restated By-Laws

Article II

Meetings of Stockholders

SECTION 1. Place of Meeting. All meetings of the stockholders shall be held at the office of the Corporation or at such other places, within or without the State of Delaware, as may from time to time be fixed by the Board.

SECTION 2. Annual Meetings. The annual meeting of the stockholders for the election of directors and for the transaction of such other business as may properly be brought before the meeting shall be held on such date and at such hour as shall from time to time be fixed by the Board. Any previously scheduled annual meeting of the stockholders may be postponed by action of the Board taken prior to the time previously scheduled for such annual meeting of stockholders.

SECTION 3. Special Meetings. Except as otherwise provided in the Certificate of Incorporation of the Corporation (the “Certificate”) or required by law, special meetings of the stockholders for any purpose or purposes may be called by the Chairman of the Board (the “Chairman”), the President or the Board. Only such business as is specified in the notice of any special meeting of the stockholders shall be brought before such meeting.

SECTION 4. Notice of Meetings.

(a) Except as otherwise provided in the Certificate or required by law, written notice of each meeting of the stockholders, whether annual or special, shall be given, either by personal delivery or by mail, not less than 10 nor more than 60 days before the date of the meeting to each stockholder of record entitled to notice of the meeting. If mailed, such notice shall be deemed given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. Each such notice shall state the place, date and hour of the meeting, and the purpose or purposes for which the meeting is called. Notice of any meeting of stockholders shall not be required to be given to any stockholder who shall attend such meeting in person or by proxy without protesting, prior to or at the commencement of the meeting, the lack of proper notice to such stockholder, or who shall waive notice thereof as provided in Article IX of these By-laws. Notice of adjournment of a meeting of stockholders need not be given if the time and place to which it is adjourned are announced at such meeting, unless the adjournment is for more than 30 days or, after adjournment, a new record date is fixed for the adjourned meeting.

(b) Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the Delaware General Corporation Law, the Certificate, or these By-laws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any such consent shall be deemed revoked if (1) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (2) such inability becomes known to the Secretary of the Corporation or to the transfer agent of the Corporation, or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

SECTION 5. Quorum. Except as otherwise provided in the Certificate or required by law, the holders of issued and outstanding capital stock of the Corporation representing a majority of all votes entitled to be cast by the stockholders entitled to vote generally, present in person or by proxy, shall constitute a quorum for the transaction of business at any meeting of the stockholders; provided, however, that, except as otherwise provided in the Certificate or required by law, in the case of any vote to be taken by classes or series, the holders of a majority of the votes entitled to be cast by the stockholders of a particular class or series shall constitute a quorum for the transaction of business by such class or series.

SECTION 6. Adjournments. The holders of a majority of the votes entitled to be cast by the stockholders who are present in person or by proxy may adjourn the meeting from time to time whether or not a quorum is present. In the event that a quorum does not exist with respect to any vote to be taken by a particular class, the holders of a majority of the votes entitled to be cast by the stockholders of such class who are present in person or by proxy may adjourn the meeting with respect to the vote(s) to be taken by such class. At any such adjourned meeting at which a quorum may be present, any business may be transacted which might have been transacted at the meeting as originally called.

SECTION 7. Order of Business. At each meeting of the stockholders, the Chairman, or in the absence of the Chairman, the President, or in the absence of both the Chairman and the President, such person as shall be selected by the Board shall act as chairman of the meeting. The order of business at each such meeting shall be as determined by the chairman of the meeting. The chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts and things as are necessary or desirable for the proper conduct of the meeting, including, without limitation, the establishment of procedures for the maintenance of order and safety, limitations on the time allotted to questions or comments on the affairs of the Corporation, restrictions on entry to such meeting after the time prescribed for the commencement thereof and the opening and closing of the voting polls.

At any annual meeting of stockholders, only such business shall be conducted as shall have been brought before the annual meeting (i) by or at the direction of the chairman of the meeting or (ii) by any stockholder who is a holder of record at the time of the giving of notice to the Corporation of the intent of such stockholder to bring such business before the meeting and who is entitled to vote at the meeting.

SECTION 8. List of Stockholders. It shall be the duty of the Secretary or other officer who has charge of the stock transfer ledger to prepare and make, at least 10 days before each meeting of the stockholders, a complete list of the stockholders entitled to vote thereat, arranged, in alphabetical order, and showing the address of each stockholder and the number of shares registered in such stockholder’s name. Such list shall be produced and kept available at the times and places required by law.

SECTION 9. Voting. Each stockholder entitled to vote at any meeting of stockholders may authorize not in excess of three persons to act for such stockholder by proxy. Any such proxy shall be delivered to the secretary of such meeting at or prior to the time designated for holding such meeting, but in any event not later than the time designated in the order of business for so delivering such proxies. No such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.

At each meeting of the stockholders, unless otherwise provided in the Certificate or these By-laws or required by law, (i) all corporate actions (other than the election of directors) to be taken by vote of the stockholders shall be authorized by the affirmative vote of a majority of the votes cast by the stockholders entitled to vote thereon who are present in person or represented by proxy, and (ii) where a separate vote by class is required, the affirmative vote of a majority of the votes cast by the stockholders of such class who are present in person or represented by proxy shall be the act of such class. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

All elections of directors shall be by written ballot, unless otherwise provided in the Certificate or required by law. In voting on any other question on which a vote by ballot is required by law, or is demanded by any stockholder entitled to vote, the voting shall be by ballot. Each ballot shall be signed by the stockholder voting or the stockholder’s proxy and shall state the number of shares voted. On all other questions, the voting may be viva voce.

SECTION 10. Inspectors. The chairman of the meeting shall appoint two or more inspectors to act at any meeting of stockholders. Such inspectors shall perform such duties as shall be specified by the chairman of the meeting. Inspectors need not be stockholders. No director or nominee for the office of director shall be appointed such inspector.

Article VI of the Amended and Restated By-Laws

Article VI

Capital Stock

SECTION 1. Shares. When shares of stock of the Corporation are represented by certificates, such certificates shall be in such form as shall be approved by the Board. Each certificate shall be signed by, or shall bear the facsimile signature of, the Chairman or the President, or any Vice President and by the Secretary or the Treasurer or any Assistant Treasurer of the Corporation, and sealed with the seal of the Corporation, which may be a facsimile thereof. Any or all such signatures may be facsimiles if countersigned by a transfer agent or registrar, provided that such transfer agent or registrar is not an employee of the Corporation. Although any officer, transfer agent or registrar whose manual or facsimile signature is affixed to such a certificate ceases to be such officer, transfer agent or registrar before such certificate has been issued, it may nevertheless be issued by the Corporation with the same effect as if such officer, transfer agent or registrar were still such at the date of its issue. All certificates for the Corporation’s shares shall be consecutively numbered or otherwise identified.

When shares of stock of the Corporation are not represented by certificates, then within a reasonable time after the issuance or transfer of such shares, the Corporation shall send, or cause to be sent, to the stockholder to whom such shares have been issued or transferred a written notice that shall set forth (i) the name of the Corporation, (ii) that the Corporation is organized under the laws of the State of Delaware, (iii) the name of the stockholder, (iv) the number and class or series, if any, of the shares represented, (v) any restrictions on the transfer or registration of such shares imposed by the Certificate, these By-laws, any agreement among stockholders or any agreement between stockholders and the Corporation, and (vi) any additional information required by the Delaware General Corporation Law to be included on certificates.

Blank share certificates shall be kept by the Secretary or by a transfer agent or by a registrar or by any other officer or agent designated by the Board.

SECTION 2. Transfer of Shares. The Secretary, transfer agent, registrar or any other officer or agent designated by the Board shall keep a record to be known as the stock transfer ledger of the Corporation, containing the name of each stockholder of record, together with such stockholder’s address and the number and class or series of shares held by such stockholder. Transfer of shares of stock of each class of the Corporation shall be made only on the stock transfer ledger of the Corporation upon the receipt of proper transfer instructions and upon the payment of any taxes thereon, and, in the case of transfers of shares which are represented by one or more certificates, only upon receipt of such certificate(s) with proper endorsement from the holder of record or from such holder’s duly authorized attorney in fact, who shall furnish proper evidence of authority to transfer to the Secretary of the Corporation or its designated transfer agent or other agent; provided, however, that the Corporation shall be entitled to recognize and enforce any lawful restriction on transfer. In the event a certificate representing shares to be transferred cannot be surrendered because it has been lost, stolen, destroyed or mutilated, the transferor shall comply with the requirements imposed by the Board of Directors as set forth in Section 4 of this Article VI in lieu of surrendering a properly endorsed certificate. Upon satisfactory completion by the transferor of the requirements set forth in this Section 2, all certificates for the transferred shares shall be cancelled, new certificates representing the transferred shares (or evidence of the transferee’s ownership of the transferred shares in uncertificated form) shall be delivered to the transferee, and the transaction shall be recorded on the stock transfer ledger of the Corporation. The person in whose name shares are registered on the stock transfer ledger of the Corporation shall be deemed the owner thereof for all purposes as regards the Corporation; provided, however, that whenever any transfer of shares shall be made for collateral security and not absolutely, and written notice thereof shall be given to the Secretary or to such transfer agent, such fact shall be stated in the entry of the transfer. No transfer of shares shall be valid as against the Corporation, its stockholders and creditors for any purpose, except to render the transferee liable for the debts of the Corporation to the extent provided by law, until it shall have been entered in the stock transfer ledger of the Corporation by an entry showing from and to whom transferred.

SECTION 3. Registered Stockholders and Addresses of Stockholders. The Corporation shall be entitled to recognize the person registered on its records as the owner of shares of stock (whether or not represented by a certificate) as the absolute owner of the shares and the person exclusively entitled to receive notices, dividends and distributions, to vote, and to otherwise exercise the rights, powers and privileges of ownership of such shares, shall be entitled to hold such person liable for calls and assessments, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares of stock on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the Delaware General Corporation Law.

Each stockholder shall designate to the Secretary or transfer agent of the Corporation an address, or, if applicable, an electronic mail address or facsimile number, to which notices of meetings and all other corporate notices may be sent to such person, and, if any stockholder shall fail to designate such address or delivery information, corporate notices may be served upon such person by mail directed to such person at such person’s post office address, if any, as the same appears on the stock record books of the Corporation or at such person’s last known post office address.

SECTION 4. Lost, Stolen, Destroyed and Mutilated Certificates. The holder of any share of stock of the Corporation shall immediately notify the Corporation of any loss, theft, destruction or mutilation of the certificate therefor the Corporation may issue to such holder a new certificate or certificates for shares (or evidence of the holder’s ownership of such shares in uncertificated form), upon the surrender of the mutilated certificate or, in the case of loss, theft or destruction of the certificate, upon satisfactory proof of such loss, theft or destruction; the Board, or a committee designated thereby, or the transfer agents and registrars for the stock, may, in their discretion, require the owner of the lost, stolen or destroyed certificate, or such person’s legal representative, to give the Corporation a bond in such sum and with such surety or sureties as they may direct to indemnify the Corporation and said transfer agents and registrars against any claim that may be made on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate (or stock transfer ledger entry of the holder’s ownership of such shares in uncertificated form).

SECTION 5. Transfer Agents and Registrars; Regulations. The Board may appoint, or authorize any officer or officers to appoint, one or more transfer agents and one or more registrars. The Board may make, and may authorize such agent(s) and registrar(s) to make, such additional rules as it or they may deem expedient concerning the issue, transfer and registration of shares of stock of each class of the Corporation, and may make such rules and take such action as it may deem expedient concerning the issue of certificates (or stock transfer ledger entry of the holder’s ownership of such shares in uncertificated form) in lieu of certificates claimed to have been lost, destroyed, stolen or mutilated, whether or not such shares are represented by certificates. No certificates for shares of stock of the Corporation in respect of which a transfer agent and registrar shall have been designated, shall be valid unless countersigned by such transfer agent and registered by such registrar.

SECTION 6. Fixing Date for Determination of Stockholders of Record. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment or any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix, in advance, a record date, which shall not be more than 60 nor less than 10 days before the date of such meeting, nor more than 60 days prior to any other action. A determination of stockholders entitled to notice of or to vote at a meeting of the stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.